                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS THIRD QUARTER 2022 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.24 PER SHARE
CHARLOTTE, N.C., November 10, 2022 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the third quarter of 2022 and announced that the Company's Board of Directors declared a quarterly cash dividend of $0.24 per share.
Highlights

Income Statement	Three Months Ended September 30, 2022		Three Months Ended June 30, 2022
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$27.9	$0.26	$31.8	$0.29
Net realized gains (losses)	$7.9	$0.07	$(10.2)	$(0.09)
Net unrealized depreciation	$(26.1)	$(0.24)	$(44.7)	$(0.40)
Net increase (decrease) in net assets resulting from operations	$9.9	$0.09	$(25.0)	$(0.23)
Dividends paid		$0.24		$0.24
(1) Based on weighted average shares outstanding during the period of 109,272,489.
(2) Based on weighted average shares outstanding during the period of 110,759,443.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of September 30, 2022	As of June 30, 2022	As of March 31, 2022	As of December 31, 2021
Investment portfolio at fair value	$2,332.5	$2,389.1	$2,403.4	$1,800.6
Weighted average yield on performing debt investments (at principal amount)	8.6%	7.6%	7.3%	7.2%

Total assets	$2,647.0	$2,829.5	$2,849.4	$2,160.9
Debt outstanding (principal)	$1,376.0	$1,539.4	$1,482.2	$1,380.2
Total net assets (equity)	$1,228.1	$1,252.9	$1,317.6	$741.9
Net asset value per share	$11.28	$11.41	$11.86	$11.36
Debt-to-equity ratio	1.12x	1.23x	1.12x	1.86x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	0.99x	1.00x	0.89x	1.49x
Third Quarter 2022 Results
Commenting on the quarter, Jon Bock, Chief Executive Officer, stated, “While uncertain and volatile economic conditions are pressuring global asset prices, we continue to see strong performance across our diversified investment portfolio. Portfolio yields continue to increase as a result of increasing base rates, and our stockholder friendly incentive fee ‘look back’ further demonstrates investor alignment in the event of unrealized write-downs resulting from increasing yields. Looking into the fourth quarter, we see continued strong portfolio performance and expect to benefit from deploying incremental capital at attractive risk-adjusted returns. With that as our frame of reference, we expect fourth quarter net investment income of at least $0.27 per share, with further expansion into 2023.”

During the three months ended September 30, 2022, the Company reported total investment income of $56.3 million, net investment income of $27.9 million, or $0.26 per share, and a net increase in net assets resulting from operations of $9.9 million, or $0.09 per share.
Net asset value ("NAV") per share as of September 30, 2022 was $11.28, as compared to $11.41 as of June 30, 2022. The decrease in NAV per share from June 30, 2022 to September 30, 2022 was primarily attributed to net unrealized depreciation on the Company's investment portfolio, credit support agreements and foreign currency transactions of approximately $0.24 per share, partially offset by a net realized gain on investments and foreign currency transactions of $0.07 per share, share repurchases of $0.02 per share and net investment income exceeding the Company’s third quarter dividend by $0.02 per share.

Jonathan Landsberg, Chief Financial Officer, stated, “We continue to benefit from rising base rates as the weighted-average yield on our debt investments expanded meaningfully in the quarter. Moreover, our current net leverage ratio of 0.99x affords us the flexibility to take advantage of increasingly attractive risk-adjusted returns. As a result, our Board of Directors declared a fourth quarter dividend of $0.24 per share, or an 8.5% yield on our September 30, 2022 net asset value of $11.28 per share. This dividend level aligns with our hurdle rate, the highest in the BDC sector at 8.25%, which provides meaningful earnings power protection in the event of increased credit stress. We anticipate earnings will continue exceeding our base dividend in the current environment, and we will look to drive additional stockholder value through a combination of retention of excess earnings, continued share repurchases, and future special dividend distributions.”
Recent Portfolio Activity
During the three months ended September 30, 2022, the Company made 21 new investments totaling $183.4 million and made investments in existing portfolio companies totaling $50.7 million. The Company had 8 loans repaid totaling $60.0 million, received $24.2 million of portfolio company principal payments and received $21.1 million of return of capital from our joint ventures. In addition, the Company sold $84.2 million of loans, recognizing a net realized loss on these transactions of $3.6 million and sold $45.1 million of middle-market portfolio company debt investments to one of its joint ventures and realized a loss on these transactions of $5.4 million. Lastly, the Company received a distribution from one of its portfolio companies totaling $6.2 million, which was recognized as a realized gain.
During the three months ended September 30, 2022, the Company recorded net unrealized depreciation totaling $26.1 million, consisting of net unrealized depreciation on its current portfolio of $47.9 million, unrealized depreciation of $0.1 million on the MVC credit support agreement with Barings, unrealized depreciation reclassification adjustments of $0.5 million related to the net realized gains on the sales / repayments of certain investments, net of unrealized appreciation of $3.5 million on the Sierra credit support agreement with Barings, deferred tax asset of $1.6 million and net unrealized appreciation related to foreign currency transactions of $17.2 million. The net unrealized depreciation on the Company’s current portfolio of $47.9 million was driven primarily by credit or fundamental performance of investments of $1.8 million, the impact of foreign currency exchange rates on investments of $26.9 million and broad market moves for investments of $19.2 million.
Liquidity and Capitalization
As of September 30, 2022, the Company had cash and foreign currencies of $137.3 million, $651.0 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement and $725.0 million aggregate principal amount of unsecured notes outstanding. In addition, the Company had a net receivable from unsettled transactions of $28.1 million.
Share Purchase Program
In connection with the completion of the Company’s acquisition of Sierra on February 25, 2022, the Company committed to make open-market purchases of shares of its common stock in an aggregate amount of up to $30.0 million at then-current market prices at any time shares trade below 90% of the Company’s then most recently disclosed NAV per share. Any repurchases pursuant to the authorized program will occur during the 12-month period commencing on April 1, 2022 and are expected to be made in accordance with a Rule 10b5-1 purchase plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Exchange Act, as well as subject to compliance with the Company’s covenant and regulatory requirements. As of November 10, 2022, the Company repurchased a total of 2,263,496 shares of its common stock in the open market under the authorized program at an average price of $9.69 per share, including broker commissions.
Dividend Information
The Board declared a quarterly cash dividend of $0.24 per share.
The Company’s fourth quarter dividend is payable as follows:
Fourth Quarter 2022 Dividend:
Amount per share:         $0.24
Record date:             December 7, 2022
Payment date:             December 14, 2022
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company's common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States ("GAAP"). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company's distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to September 30, 2022, the Company made approximately $131.1 million of new commitments, of which $103.0 million closed and funded. The $103.0 million of investments consists of $97.5 million of first lien senior secured debt investments and $5.5 million of equity investments. The weighted average yield of the debt investments was 9.9%. In addition, the Company funded $7.5 million of previously committed delayed draw term loans.
Subsequent to September 30, 2022, the Company placed its debt investment in Core Scientific Inc. (“Core Scientific”) on non-accrual status effective with the monthly payment due October 31, 2022. As a result, under U.S. GAAP, the Company will no longer recognize interest income on its debt investment in Core Scientific for financial reporting purposes.
Conference Call to Discuss Third Quarter 2022 Results
Barings BDC has scheduled a conference call to discuss third quarter 2022 financial and operating results for Friday, November 11, 2022, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 25, 2022. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13733372.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until November 25, 2022.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, including with respect to the impact of the COVID-19 pandemic and its effects on Barings BDC's and its portfolio companies' results of operations and financial condition, and may not be relied upon as investment advice or an indication of Barings BDC's trading intent. More information on the risks and other potential factors that could affect Barings BDC's financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC's most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC's quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company's results, the Company's management has discussed in this press release the Company's net debt (calculated as total debt less unrestricted cash and foreign currencies (excluding restricted cash) and net receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company's financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors' ability to analyze trends in the Company's business and to evaluate the Company's leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $338+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $338+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of September 30, 2022
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,044,152 and $1,494,031 as of September 30, 2022 and December 31, 2021, respectively)	$1,915,108	$1,490,113
Affiliate investments (cost of $285,590 and $267,967 as of September 30, 2022 and December 31, 2021, respectively)	300,258	288,069
Control investments (cost of $101,162 and $25,826 as of September 30, 2022 and December 31, 2021, respectively)	117,126	22,412
Total investments at fair value	2,332,492	1,800,594
Cash	96,655	49,987
Foreign currencies (cost of $42,079 and $34,069 as of September 30, 2022 and December 31, 2021, respectively)	40,668	34,266
Interest and fees receivable	60,114	33,645
Prepaid expenses and other assets	1,191	3,356
Credit support agreements (cost of $58,000 and $13,600 as of September 30, 2022 and December 31, 2021, respectively)	49,480	15,400
Derivative asset	15,905	941
Deferred financing fees	3,603	2,985
Receivable from unsettled transactions	46,880	219,732
Total assets	$2,646,988	$2,160,906
Liabilities:
Accounts payable and accrued liabilities	$8,986	$2,341
Interest payable	9,719	5,704
Administrative fees payable	895	750
Base management fees payable	8,267	5,422
Incentive management fees payable	1,825	4,067
Derivative liability	886	1,160
Payable from unsettled transactions	18,768	26,786
Borrowings under credit facilities	650,989	655,189
Notes payable (net of deferred financing fees)	718,592	717,556
Total liabilities	1,418,927	1,418,975
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 108,882,105 and 65,316,085 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	109	65
Additional paid-in capital	1,575,568	1,027,687
Total distributable earnings (loss)	(347,616)	(285,821)
Total net assets	1,228,061	741,931
Total liabilities and net assets	$2,646,988	$2,160,906
Net asset value per share	$11.28	$11.36

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$39,994	$24,315	$111,628	$76,009
Affiliate investments	278	196	861	305
Control investments	367	110	1,003	325
Short-term investments	—	2	—	16
Total interest income	40,639	24,623	113,492	76,655
Dividend income:
Non-Control / Non-Affiliate investments	1,113	65	1,299	98
Affiliate investments	6,792	2,802	21,545	3,235
Total dividend income	7,905	2,867	22,844	3,333
Fee and other income:
Non-Control / Non-Affiliate investments	4,249	4,310	11,396	8,695
Affiliate investments	29	15	68	16
Control investments	43	163	(875)	479
Total fee and other income	4,321	4,488	10,589	9,190
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	2,757	2,695	7,115	8,801
Affiliate investments	224	311	361	750
Control investments	286	—	1,064	—
Total payment-in-kind interest income	3,267	3,006	8,540	9,551
Interest income from cash	174	—	191	1
Total investment income	56,306	34,984	155,656	98,730
Operating expenses:
Interest and other financing fees	15,341	8,103	40,170	23,382
Base management fee	8,267	5,274	21,520	14,094
Incentive management fees	1,825	4,443	6,579	10,675
General and administrative expenses	2,961	2,281	8,686	6,783
Total operating expenses	28,394	20,101	76,955	54,934
Net investment income before taxes	27,912	14,883	78,701	43,796
Income taxes, including excise tax expense	—	26	6	7
Net investment income after taxes	27,912	14,857	78,695	43,789

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	(8,257)	950	(15,208)	4,394
Affiliate investments	—	(24)	101	(101)
Control investments	(773)	—	(1,587)	—
Net realized gains (losses) on investments	(9,030)	926	(16,694)	4,293
Distributions of realized gains by investment companies	6,181	—	6,181	—
Foreign currency transactions	10,711	(4,688)	6,710	(5,873)
Net realized gains (losses)	7,862	(3,762)	(3,803)	(1,580)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(29,481)	(8,354)	(123,498)	1,308
Affiliate investments	(320)	(323)	(759)	9,209
Control investments	(16,991)	1,115	14,704	(1,487)
Net unrealized appreciation (depreciation) on investments	(46,792)	(7,562)	(109,553)	9,030
Credit support agreements	3,440	—	(10,320)	700
Foreign currency transactions	17,231	10,877	52,563	14,269
Net unrealized appreciation (depreciation)	(26,121)	3,315	(67,310)	23,999
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions	(18,259)	(447)	(71,113)	22,419
Benefit from (Provision for) income taxes	240	—	(1,650)	(1)
Net increase (decrease) in net assets resulting from operations	$9,893	$14,410	$5,932	$66,207
Net investment income per share—basic and diluted	$0.26	$0.23	$0.78	$0.67
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$0.09	$0.22	$0.06	$1.01
Dividends/distributions per share:
Total dividends/distributions per share	$0.24	$0.21	$0.71	$0.60
Weighted average shares outstanding—basic and diluted	109,272,489	65,316,085	100,993,581	65,316,085

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net increase in net assets resulting from operations	$5,932	$66,207
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(938,653)	(816,807)
Net cash acquired from mergers (cash consideration paid)	101,896	—
Transaction costs from mergers	(8,004)	—
Repayments received/sales of portfolio investments	900,343	648,320
Purchases of short-term investments	—	(297,560)
Sales of short-term investments	—	313,118
Loan origination and other fees received	15,963	13,694
Net realized (gain) loss on investments	10,513	(4,293)
Net realized (gain) loss on foreign currency transactions	(6,710)	5,873
Net unrealized (appreciation) depreciation on investments	109,553	(9,030)
Net unrealized (appreciation) depreciation of CSAs	10,320	(700)
Net unrealized appreciation on foreign currency transactions	(52,563)	(14,269)
Payment-in-kind interest and dividends	(8,008)	(9,350)
Amortization of deferred financing fees	2,275	1,087
Accretion of loan origination and other fees	(8,579)	(6,587)
Amortization / accretion of purchased loan premium / discount	(1,556)	(4,250)
Payments for derivative contracts	(5,000)	(2,172)
Proceeds from derivative contracts	15,468	1,345
Changes in operating assets and liabilities:
Interest and fees receivables	(36,252)	(5,701)
Prepaid expenses and other assets	(3,325)	51
Accounts payable and accrued liabilities	2,047	3,044
Interest payable	4,021	2,107
Net cash provided by (used in) operating activities	109,681	(115,873)
Cash flows from financing activities:
Borrowings under credit facilities	184,657	135,732
Repayments of credit facilities	(148,061)	(181,580)
Proceeds from notes	—	150,000
Financing fees paid	(1,857)	(191)
Purchases of shares in repurchase plan	(23,623)	—
Cash dividends / distributions paid	(67,727)	(39,190)
Net cash provided by (used in) financing activities	(56,611)	64,771
Net increase (decrease) in cash and foreign currencies	53,070	(51,102)
Cash and foreign currencies, beginning of period	84,253	92,487
Cash and foreign currencies, end of period	$137,323	$41,385
Supplemental Information:
Cash paid for interest	$33,035	$19,660
Supplemental non-cash information
Acquisitions:
Fair value of Sierra net assets acquired, net of cash	$(435,811)	$—
Transaction Costs	2,556	—
Common stock issued in acquisition of Sierra net assets	499,418	—
Credit support agreement	(44,400)	—
Deemed contribution - from Adviser	27,729	—
Deemed contributions - CSA	44,400	—

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands)

	September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021
Total debt (principal)	$1,375,989		$1,539,380		$1,482,217		$1,380,189
minus: Cash and foreign currencies (excluding restricted cash)	(137,323)		(197,770)		(154,431)		(84,254)
plus: Payable from unsettled transactions	18,768		14,594		21,195		26,786
minus: Receivable from unsettled transactions	(46,880)		(101,195)		(182,294)		(219,732)
Total net debt(1)	$1,210,554		$1,255,009		$1,166,687		$1,102,989

Total net assets	$1,228,061		$1,252,875		$1,317,556		$741,931

Total net debt-to-equity ratio(1)	0.99	x	1.00	x	0.89	x	1.49	x
(1) See the "Non-GAAP Financial Measures" section of this press release.